Issuer Free Writing Prospectus
filed pursuant to Rule 433
Registration No. 333-132747
Dated May 3, 2007	Protection

100% Principal Protection Absolute Return Barrier Notes
UBS AG Notes Linked to the S&P 500® Index

Indicative Terms

Issuer	UBS AG (Jersey Branch)

Principal Amount	$10 per Security

Underlying Index	S&P 500® Index

Term	18 months

Payment on Maturity Date	t

If the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, at maturity investors will receive their principal plus the Absolute Index Return

	t	If the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, at maturity investors will receive their principal

Absolute Index Return		Absolute value of:
Index Ending Level – Index Starting Level

Index Starting Level

Index Starting Level	The closing level of the Index on the trade date

Index Ending Level	The closing level of the Index on the final valuation date

Observation Period	The period starting on the trade date and ending on, and including, the final valuation date.

Absolute Return Barrier	19.50% to 21.50% (to be determined on the trade date)

Upper Index Barrier	Index Starting Level Í (1 Ç Absolute Return Barrier)

Lower Index Barrier	Index Starting Level Í (1 – Absolute Return Barrier)

Trade Date*	May 24, 2007

Settlement Date*	May 31, 2007

Final Valuation Date*	November 20, 2008

Maturity Date*	November 28, 2008

* Expected

Product Description

These 100% Principal Protection Absolute Return Barrier Notes linked to the S&P 500® Index (the “Notes”) provide an opportunity to hedge your exposure to large cap US equities as represented by the S&P 500® Index (the “Index”) while benefiting from moderately positive or negative returns of the Index. If the Index never closes 19.50% to 21.50% above or below the Index Starting Level (to be determined on the trade date), at maturity you will receive your principal plus a return equal to the absolute value of the index return. Otherwise, at maturity you will only receive your principal.

Benefits

❑	Hedging Opportunity: You can hedge your exposure to the large cap US equities while benefiting from moderately positive or negative returns over the 18-month term of the Notes.

❑

Potential for Equity-Linked Performance: If the Index never closes 19.50% to 21.50% above or below the Index Starting Level (to be determined on the trade date), you will receive an equity based return that may exceed the return you could receive on traditional fixed income investments.

❑	Preservation of Capital: At maturity, you will receive a cash payment equal to at least 100% of your principal.

Scenario Analysis at Maturity

Assumptions:
Principal Amount:	$10.00
Index Starting Level:	1486.30, actual starting level will be determined on the trade date
Principal Protection:	100%
Absolute Return Barrier:	20.50%
Upper Barrier:	1790.99, which is 20.50% above the Index Starting Level
Lower Barrier:	1181.61, which is 20.50% below the Index Starting Level

		Performance of Notes

Index Ending Level	Index Return (%)	Notes Return (%)	No Index Closing Outside Absolute Return Barrier*	An Index Closing Outside Absolute Return Barrier**

2972.60	100%	0%	N/A	$10.00
2675.34	80%	0%	N/A	$10.00
2378.08	60%	0%	N/A	$10.00
2080.82	40%	0%	N/A	$10.00
1790.99	20.50%	20.50%	$12.05	$10.00
1634.93	10%	10%	$11.00	$10.00
1560.62	5%	5%	$10.50	$10.00
1486.30	0%	0%	$10.00	$10.00
1411.99	–5%	5%	$10.50	$10.00
1337.67	–10%	10%	$11.00	$10.00
1181.61	–20.50%	20.50%	$12.05	$10.00
891.78	–40%	0%	N/A	$10.00
594.52	–60%	0%	N/A	$10.00
297.26	–80%	0%	N/A	$10.00
0.00	–100%	0%	N/A	$10.00

*	Calculation assumes that the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any single day during the Observation Period

**	Calculation assumes that the Index closes above the Upper Index Barrier or below the Lower Index Barrier on any single day during the Observation Period

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated May 3, 2007.

We are using this issuer free writing prospectus and the attached preliminary prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. We will notify you of any material changes to the terms of the Notes.

*In the event that we make any change to the expected trade date and settlement date, we will make corresponding changes to the final valuation date and the maturity date to ensure that the stated term of the Notes remains the same.

Issuer Free Writing Prospectus
filed pursuant to Rule 433
Registration No. 333-132747
Dated May 3, 2007

Index Description

The Standard and Poor’s 500 Index

The S&P 500 Index is published by Standard & Poor and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index is based on the relative value of the aggregate market value of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the based period of the years 1941 through 1943.

Historical Performance

The graph below illustrates the performance of the Index from 1/31/89 to 5/1/07.

2,000
1,800
1,600
1,400
1,200
1,000
800
600
400
200
0
Upper Barrier Level, which is 20.50% above the Index Starting Level (to be determined on the trade date)
Lower Barrier Level, which is 20.50% below the Index Starting Level (to be determined on the trade date)
1989
1991
1993
1995
1997
1999
2001
2003
2005
2007

Source: Bloomberg L.P.

Historical performance is not indicative of future performance

Investor Suitability and Key Risks

The Notes may be suitable for you if:

t	You seek a short-term investment in the absolute return of the Index.
t	You seek an investment that offers full principal protection on the Notes when held to maturity.
t

You believe that the Index will appreciate or depreciate over the Observation Period and that any appreciation or depreciation is unlikely to exceed on any day the Upper or Lower Index Barrier, the maximum gain on the Notes at maturity.

t	You are willing to hold the Notes until maturity.
t	You do not seek current income from this investment.

The Notes may not be suitable for you if:

t

You believe the Index is likely to appreciate or depreciate over the Observation Period and that any appreciation or depreciation is likely to exceed on any day the Upper or Lower Index Barrier, the maximum gain on the Notes at maturity.

t	You are unable or unwilling to hold the Notes to maturity.
t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
t	You seek current income from your investments.
t	You seek an investment for which there will be an active secondary market.

Key Risks:

t	Principal protection only if you hold the Notes to maturity—You should be willing to hold your Notes to maturity.
t

Market risk—Amounts payable on the Notes and their market value will depend on the performance of the Index and will depend on whether the Index closes above the Upper Index Barrier or below the Lower Index Barrier on any single day during the Observation Period.

t

The Absolute Return Barrier limits your potential return—The appreciation potential of the Notes is limited to the Absolute Return Barrier of 19.50% to 21.50% (to be determined on the trade date), regardless of the performance of the Index.

t

No interest payments or dividend payments from the Notes—You will not receive any interest payments on the Notes, and you will not receive any dividend payments or other distributions on the securities included in the Index.

t

There may be little or no secondary market in the Notes—The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. If you sell your Notes prior to the applicable exchange date or the maturity date, you may have to sell them at a substantial loss.

t

Secondary market impact—The secondary market price of the Notes will be influenced by many factors including the level of the Index, volatilities, dividends and interest rates. The principal protection and potential absolute index return will only apply at maturity, and the market price of the Notes prior to maturity will not directly correspond with the absolute return of the Index.

t

You may lose the benefit of the absolute return of the Index—You will lose the benefit of any absolute return if the Index closes on any single day during the Observation Period above the Upper Index Barrier or below the Lower Index Barrier.

Investors are urged to review “Risk Factors” in the preliminary prospectus supplement relating to this offering for a more detailed description of the risks related to an investment in the Notes.

The returns on UBS structured notes are linked to the performance of the relevant underlying asset or index. Investing in a structured note is not equivalent to investing directly in the underlying asset or index. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free at 1-800-657-9836.